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                                                                  EXHIBIT 3(i).2


                             ARTICLES OF AMENDMENT

                                       OF

                          EDUTREK INTERNATIONAL, INC.

                                       I.

         The name of the Corporation is EduTrek International, Inc.

                                      II.

         The Articles of Incorporation of the Corporation shall be amended by deleting Article II thereof in its entirety and substituting the following in lieu of Article II:

                                      II.

         A.      The aggregate number of shares of capital stock the
Corporation shall have the authority to issue shall be fifty-five million (55,000,000) shares, consisting of the following securities:
                 (1) forty million (40,000,000) shares of common stock, without par value, designated as Class A Common Stock;
                 (2) ten million (10,000,000) shares of common stock, without par value, designated as Class B Common Stock; and
                 (3) five million (5,000,000) shares of preferred stock as the Board of Directors of the Corporation may decide to issue pursuant to
Article II(D) hereof.
         Effective upon the filing of these Articles of Amendment (the "Effective Date"), each share of Class A Common Stock of the Corporation issued and outstanding on the Effective Date shall be automatically changed without further action into seven (7) fully paid and non-assessable shares of Class A Common Stock of the Corporation, and each share of Class B Common Stock of the Corporation issued and outstanding on the Effective Date shall be automatically changed without
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further action into seven (7) fully paid and non-assessable shares of Class B
Common Stock of the Corporation.
         B. Except to the extent otherwise provided below, the holders of shares of Class A Common Stock ("Class A Holders") and the holders of shares of Class B Common Stock ("Class B Holders") shall have the same powers, designations, preferences and participation rights and privileges. The Class A Holders and the Class B Holders shall share with each other on a ratable basis as a single class in the net assets of the Corporation upon dissolution, subject to any preferences that may be established for the Corporation's preferred stock. The Class A Holders and the Class B Holders shall have the following specific powers, designations, preferences, and relative participating rights and privileges:
                 (1) Each Class A Holder shall be entitled to one (1) vote per share of Class A Common Stock standing in his name on the transfer books of the Corporation, and each Class B Holder shall be entitled to ten (10) votes per share of Class B Common Stock standing in his name on the transfer books of the Corporation, with respect to each matter to be voted upon.
                 (2)      The Class A Holders and the Class B Holders shall
have the right to vote, but not as separate classes except to the extent required by law or as otherwise provided in subsection B(3) below, upon all matters submitted to the shareholders of the Corporation. A quorum shall be present when the majority of all votes eligible to be cast by the Class A Holders and the Class B Holders taken as a whole is present in person or by proxy.
                 (3) In addition to any other vote required by law, the Corporation may not alter or change, by increase, diminution, or otherwise, the relative rights, preferences, privileges, restrictions, dividend rights, voting power or other powers given to the Class A Holders and the Class B Holders pursuant to this Article II other than by the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of all the votes entitled to be voted by the holders of each class
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of stock to be adversely affected thereby voting as a separate class, except that the Corporation may increase the total number of authorized shares of
Class A Common Stock that may be issued by the Corporation by the affirmative vote of a majority of all the votes entitled to be cast by the Class A Holders and the Class B Holders voting together, without regard to class. In the event that the Board of Directors declares a dividend or distribution payable in the Common Stock of the corporation and there are an insufficient number of authorized Class B Common Stock shares available to distribute in accordance with Paragraph (4)(b) below, then the Class B Holders may vote on an amendment to these Articles of Incorporation increasing the number of authorized shares of such class to the number sufficient to permit the issuance of the stock dividend or distribution, without submitting such vote for approval of the
Class A Holders.
                 (4) The Class A Holders and the Class B Holders shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of
Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that:
                          (a)     No cash dividend may be declared and paid on
the Class B Common Stock unless a dividend of an equal or greater amount of cash per share has been declared and paid on the Class A Common Stock; and
                          (b)     In the case of dividends or other
distributions payable in stock of the Corporation, including a distribution pursuant to any stock split or division, which occurs after the initial issuance of Class B Common Stock by the Corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock, in an amount per share equal to the amount per share distributed with respect to the Class A Common Stock, shall be distributed with respect to Class B Common Stock.
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                          (c)     In the case of any combination,
reclassification or recapitalization of the Class A Common Stock, the shares of Class B Common Stock shall also be combined, reclassified or recapitalized so that the number of shares of Class B Common Stock outstanding immediately following such combination, reclassification or recapitalization shall bear the same relationship to the number of shares of Class B Common Stock outstanding immediately prior to such combination, reclassification or recapitalization as the number of shares of Class A Common Stock outstanding immediately following such combination, reclassification or recapitalization bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination, reclassification or recapitalization.
                          (d)     Shares of Class B Common Stock outstanding at
any time shall not be reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding unless at the same time the shares of Class A Common Stock are reverse split or combined so that the number of shares of Class A Common Stock outstanding immediately following such reclassification or recapitalization shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such reclassification or recapitalization as the number of shares of Class B Common Stock outstanding immediately following such reclassification or recapitalization bears to the number of shares of Class B Common Stock outstanding immediately prior to such reclassification or recapitalization.
                 (5) Any outstanding shares of Class B Common Stock shall be convertible into fully paid and nonassessable shares of Class A Common Stock at the option of the holder thereof on a one-share-for-one-share basis. In order for a shareholder to effect any such conversion, such shareholder must furnish the Corporation with a written notice of the request for conversion, which notice shall be addressed to the principal office of the Corporation or to the Corporation's
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designated transfer agent, shall state the number of shares of Class B Common
Stock to be converted into Class A Common Stock, shall state the name of the person(s) in whose name(s) the shares of Class A Common Stock are to be registered and shall be accompanied by a certificate or certificates representing such shares, properly endorsed and ready for transfer. A conversion shall be deemed to be made (and the holder of such shares shall be deemed to be the holder of record of an equal number of shares of Class A
Common Stock) at the close of business on the date when the Corporation or transfer agent has received the prescribed written notice and required
certificate or certificates, properly endorsed and ready for transfer.   The
Corporation hereby reserves and shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversion such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.
         C.      (1)      The Corporation shall not issue, either from its
authorized, unissued shares or from its treasury, a Class B Holder shall not transfer record or beneficial ownership of, and the Corporation shall not register the transfer of, whether by sale, assignment, gift, bequest, appointment or otherwise, any shares of Class B Common Stock except to R.
Steven Bostic, Alice Jane Bostic, the Bostic Family Limited Partnership (collectively, a "Bostic Affiliate") or a Permitted Transferee (as hereinafter defined). Subsequent issuances or transfers of Class B Common Stock and dividends and distributions payable in Class B Common Stock, including any distribution pursuant to a stock split or division, shall be subject to the rights and limitations set forth in this Article II. Any transfer of record or beneficial ownership of shares of Class B Common Stock to a person or entity other than a Bostic Affiliate or a Permitted Transferee shall result in the conversion of such shares of Class B Common Stock into Class A Common Stock as provided in subsection C(4) below. A "Permitted Transferee" shall mean, with respect to each
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person or entity from time to time shown as the record holder of shares of
Class B Common Stock:
                          (a)     A member of any such holder's immediate
family which immediate family consists of the spouse, parents, lineal descendants (including adopted children and stepchildren), the spouse of any lineal descendant, and brothers and sisters of such holders;
                          (b)     The trustee of a trust (including a voting
trust) exclusively for the benefit of such holder and/or one or more of his Permitted Transferees described in subsection C(1) other than this clause (b), provided that such trust may grant a general or special power of appointment to any person subject to the limitation that no shares of Class B Common Stock shall be transferred to any person or entity that is not a Permitted
Transferee; or
                          (c)      A corporation if all of the outstanding
capital stock of such corporation which is entitled to vote for the election of directors is owned by, or a partnership if all of the partners of such partnership are and all of the beneficial interests in the partnership are owned by, the Class B Holder or his Permitted Transferees determined pursuant to this subsection C(1); provided that, if by reason of any change in ownership of such stock or partnership interest, such corporation or partnership would no longer qualify as a Permitted Transferee under this clause (c), all of the shares of Class B Common Stock held by such corporation or partnership shall, immediately and without further act, be converted into Class A Common Stock as provided in subsection C(4) below.
                 (2) Notwithstanding the foregoing, any Class B Holder may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral for security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of pledgee and shall remain subject to the provisions of this Article II(C). In the event of foreclosure or other similar action by the pledgee,
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such pledged shares of Class B Common Stock may only be transferred to a Bostic
Affiliate or a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock as provided in subsection C(4) below, as the pledgee may elect.
                 (3) For purposes of this Article II(C), each reference to a corporation shall include any successor corporation resulting from merger or consolidation.
                 (4)      Upon any transfer of shares of Class B Common Stock
of record or beneficially to any person or entity other than a Bostic Affiliate or a Permitted Transferee, all of the shares of Class B Common Stock so transferred shall convert into an equal number of shares of Class A Common Stock, effective as of the date on which the certificates representing such shares of Class B Common Stock being transferred are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing or verifying a list of shareholders entitled to vote at any meeting of shareholders or as a condition to the transfer or registration of shares of Class B Common Stock on the books of the Corporation, require the furnishing of such affidavits or other proof as it may deem necessary to confirm that conversion of any shares of Class B Common Stock to shares of Class A Common Stock is not required under these Articles prior to any such vote, transfer or registration.
                 (5)      The shares of Class B Common Stock shall be
registered only in the name of a Bostic Affiliate or a Permitted Transferee as the registered or beneficial owner thereof and not in a "street" or "nominee" name. For purposes of this Article II(C), a "beneficial owner" shall mean a person who can, or any entity which possesses the power to, either singly or jointly, direct the voting or disposition of such shares. The Corporation shall note on the certificates representing shares of Class B Common Stock that there are restrictions on the transfer and the registration of the transfer of such shares imposed by these Articles.
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         D.      The Board of Directors may determine the designation, par
value, preferences, qualifications, voting rights and powers, limitations and relative rights of one or more series of preferred stock to be issued by the Corporation from time to time upon such terms as the Board of Directors may adopt and upon filing of an amendment to these Articles in accordance with
Section 14-2-602 of the Georgia Business Corporation Code, or any successor statute authorizing the issuance of preferred stock.
         E. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent signed by persons who would be entitled to vote at a meeting shares of voting capital stock having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the shareholders, in accordance with Section 14-2-704 of the Georgia Business Corporation Code, or any successor statute."

                                      III.

         The amendment set forth in Article II of these Articles of Amendment was adopted on June 9th, 1997.

                                      IV.

         The amendment set forth in Article II of these Articles of Amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Code Section 14-2-1003 of the Georgia Business Corporation Code.
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        IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed by R. Steven Bostic, President of the Corporation, on this 9th day of June, 1997.



                                        EDUTREK INTERNATIONAL, INC.


                                        By:  /s/ R. Steven Bostic
                                           --------------------------
                                           R. Steven Bostic President